Exhibit 10.5

We deliver products on time that satisfy our customers

AVANEX CORPORATION

INCENTIVE COMPENSATION PLAN

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AVANEX CORPORATION

INCENTIVE COMPENSATION PLAN

Summary Description

The Avanex Corporation Incentive Compensation Plan (“ICP”) is designed to provide to eligible employees the opportunity to be rewarded when Avanex Corporation (the “Company”) accomplishes business goals and achieves financial success. The ICP allows employees to share in the Company’s success.

ICP at Various Avanex Locations

Avanex intends to utilize incentive compensation globally. Each fiscal year senior management, with the approval of the Board, will determine for each location:

•	Eligibility criteria

•	Factors to be measured

•	Amount of incentive targets

•	Timing of payment

•	Method of payment (e.g., cash, stock, stock options)

Eligibility Criteria

Eligibility criteria will be established for each Avanex location. At a given location, the established criteria will be used to determine which positions (and, therefore, which employees) are eligible for the ICP. Once eligible employees have been determined, the following criteria must be met for any employee to participate in a given fiscal year:

•	Be hired as a regular employee of Avanex prior to April 1 of the current fiscal year,

•	Not participate in another Avanex incentive plan, and

•	Be an employee in “good standing” with the Company (i.e., not on a performance improvement plan of any kind) at the time of payment. (“Good standing” is determined at the sole discretion of the Company).

Company Financial Achievement

Factors to be Measured: ICP payments will be made if and when the Company achieves certain financial targets. Specific targets may vary from year to year. Each fiscal year the Avanex Board and senior management will determine the specific business factors against which Company performance will be measured and set targets for achievement. Examples of factors that may be used to measure Company performance include (but are not limited to) revenue, gross margin, net income and earnings per share. Either one or more factors will be measured. In the event that several factors are measured, some may be “weighted” more heavily than others.

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Threshold and Maximum Payments: At the end of the fiscal year, achievement of financial targets will be calculated, and an overall achievement percent will be established. Each fiscal year, the Company must reach an achievement percent of at least 80.0% for any ICP payments to be made for that fiscal year. If the overall Company achievement is less than 80%, no ICP payments will be made to any participant for that fiscal year. The maximum possible ICP payout is 150% of target.

Calculation of ICP Payments

ICP calculations will be made annually following the close of the fiscal year. Using the predetermined weighting and metrics for company performance, a determination of “Company percent achievement” will be made and approved by senior management and the Board of Directors. Employee ICP payments will be based on this Company percent achievement. If the Company achievement is less than 100%, a factor will be used to reduce the actual bonus payments. The level of Company achievement will determine the factor to be applied in the calculation, as shown below.

Company Achievement Percent	Factor to be Applied to Bonus Calculation
0% through 79.9%	0%
80.0% through 89.9%	50%
90.0% through 99.9%	75%
100.1% or greater	100%

Examples A through G below show how Company achievement percent determines the bonus payment of a hypothetical participant with an annual bonus opportunity of US$10,000.

Example	Participant Bonus Opportunity	Company Achievement Percent	Participant $ Actual Times Company %	Factor to be Applied	Actual Bonus Payment
A	$10,000	78%	$7,800	0%	$0
B	$10,000	85%	$8,500	50%	$4,250
C	$10,000	95%	$9,500	75%	$7,125
D	$10,000	100%	$10,000	100%	$10,000
E	$10,000	105%	$10,500	100%	$10,500
F	$10,000	125%	$12,500	100%	$12,500
G	$10,000	150%	$15,000	100%	$15,000

Financial Target Setting and Communication with Employees

After the Board approves the Avanex Annual Operating Plan (“AOP”), senior management will communicate to employees the Company financial factors to be measured, the weighting of the factors and target performance for each factor for that fiscal year. At various points during the fiscal year senior management will provide to employees interim, year-to-date measures of the factors where such interim measurement is appropriate and meaningful.

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Other Forms of Payment

For any given fiscal year Avanex senior management may, at its sole discretion, recommend that the Board award stock or stock options in lieu of cash payments. The target number of shares (or options) to be awarded if the Company and the individual achieve targets, along with the vesting schedule, will be determined by senior management.

Prorated Payments

ICP payments will be prorated in the following circumstances:

New Hire: An employee hired during the current fiscal year (but prior to April 1) will have his or her payment prorated based on the portion of the fiscal year he or she is a regular Avanex employee.

Leave of Absence: An employee on a leave of absence of longer than 30 calendar days during the fiscal year will have his or her payment prorated based on the portion of the fiscal year as an active employee.

Employment Status: For participants whose employment status changes from full-time to part-time (or the reverse) during the fiscal year, special calculations will be done to determine the participant’s bonus opportunity.

Terminations

ICP payments will be made only to employees who are actively employed on the last day of the fiscal year (June 30). Employees who terminate their employment prior to the end of the fiscal year will not be eligible for any ICP payment; this applies to voluntary and involuntary terminations. Employees who were active on June 30 but subsequently terminate their employment after the end of the fiscal year will receive the calculated payment to which they were entitled based on their employment during the fiscal year.

Plan Modifications

Avanex management may, at its sole discretion, modify or terminate this Incentive Compensation Plan at any time.

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